FOR IMMEDIATE RELEASE

American Realty Capital Properties to Issue Common and Series D Preferred Stock via Private Placement to Series C Preferred Holders at Closing of Merger with CapLease

Current Series C Convertible Preferred Stock to be Eliminated at Closing of Merger with CapLease; Proceeds to be Used for New Issuance of Common and Convertible Preferred Stock

Series C Preferred Contingent Value Rights to be Settled as Part of New Private Placement at $0.90 Per Share, $1.10 Discount to Face Value Per Unit, Removing Overhang from both Series C Preferred Stock and Series C Contingent Value Rights

New York, New York - September 16, 2013 — American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today it has entered into definitive purchase agreements pursuant to which it will issue Series D Cumulative Convertible Preferred Common Stock (“Series D Preferred”), par value $0.01 per share, at a 5.81% coupon and common stock, par value $0.01 per share, to institutional holders of Series C Convertible Preferred Stock (“Series C Preferred”) at the close of ARCP’s pending merger with CapLease, Inc. (“CapLease”) via private placement. In accordance with the terms of the purchase agreement relating to the Company’s previously issued Series C Preferred dated June 4, 2013, Series C Preferred will be redeemed for cash or common stock. Pursuant to the new definitive purchase agreements, ARCP will issue approximately 21.7 million shares of Series D Preferred and 15.1 million shares of common stock to the holders of Series C Preferred. The Company expects such private placement’s aggregate net proceeds to be approximately $481 million.

ARCP also announced that it has agreed to purchase the approximately 28.4 million Series C Preferred Contingent Value Rights issued with the shares of Series C Preferred for approximately $25.6 million or $0.90 per share, representing a $1.10 discount to face value. On September 11, 2013, ARCP retired Common Stock Contingent Value Rights held by the holders of common stock from its previous private placement for approximately $44.1 million. The Company’s new private placement and elimination of Series C Preferred Contingent Value Rights removes overhang created by its previous Series C Preferred issuance.

ARCP’s conversion of Series C Preferred reduces its balance sheet encumbrance by approximately $445 million and enhances the Company’s ability to complete previously announced real estate acquisitions from its organic pipeline and strategic acquisitions. The Company’s new private placement provides financing clarity regarding its expected upcoming transactions. The Series D Preferred, which contains some permanent financing features, replaces the temporary financing created by ARCP’s previously issued Series C Preferred. The shares of Series D Preferred will be convertible, in certain circumstances, into common stock or Series E Cumulative Preferred Stock or redeemable into cash, at the discretion of the Company. The common stock to be issued in the private placement will be restricted and will only be tradable upon the filing of a prospectus supplement to register such shares.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes beginning in the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding the Company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the transactions contemplated by the CapLease merger agreement will be consummated, ARCP’s plans, market and other expectations, objectives, intentions, as well any expectations or projections with respect to ARCP.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to satisfy certain conditions to completion of the CapLease merger; (3) continuation or deterioration of current market conditions; (4) risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; and (5) future regulatory or legislative actions that could adversely affect ARCP. Additional factors that may affect future results are contained in ARCP’s and CapLease’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)